Exhibit 4.1
The MetLife Bank Non-Management Director
Deferred Compensation Plan
Program Description and Plan Document
November 2009

Important Notices
This Program Description provides an overview of the MetLife Bank Non-Management Director Deferred Compensation Plan (the “Plan”). It is also the official plan document that legally governs the Plan. This Plan document will govern in every respect and instance, and replaces and supersedes prior Plan documents.
This Program Description may be updated from time to time to implement changes in the Plan. Fund performance data will be updated periodically. These updates will constitute part of the Prospectus distributed with respect to the Plan.
The Plan Administrator may amend, alter or terminate the Plan in accordance with its terms at any time and for any reason.
The Plan, (effective on January 1, 2010), will continue in effect until it is amended, suspended, or terminated according to its terms.
MetLife, Inc. will have the obligation to pay amounts deferred under the Plan. MetLife, Inc.’s obligations are registered under the Securities Act of 1933, as amended. Since this is an unfunded plan, your rights or claims against assets or property are no greater than those of a general unsecured creditor of MetLife, Inc.
Your deferrals may gain or lose value over time; see “Investment Tracking for Your Deferred Accounts” below.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.
The date of this document is November 2009.

MetLife Bank Non-Management Director Deferred Compensation Plan
Plan At-a-Glance

Purpose	To provide eligible directors with the opportunity to defer their cash compensation, thereby deferring payment of federal and most state income taxes on such compensation.

Eligibility	Directors of MetLife Bank, N.A. who are not employees of MetLife, Inc. or any of its affiliates.

Election Options	• Deferral amount
• Distribution date
• Number of distribution payments

Annual Enrollment Period for Incumbent Directors	Eligible Directors will be notified of the annual enrollment in the calendar year before deferrals begin.

Enrollment Period for New Directors	Newly-appointed directors may make a deferral election for retainer fees payable in the calendar year in which they are appointed, but must generally do so by the earlier of:
• the day before the first Directors meeting on or after the day of appointment or,
• the 30th day after appointment.

Investment Tracking	The value of your deferred cash compensation accounts will fluctuate daily based on the performance of the MetLife Common Stock Fund.

Changes in Amounts Deferred	None allowed, except for hardship.

Form of Distribution	Your deferred cash compensation will be paid in cash at the end of the deferral period.

Distribution:
• Number • Timing • Hardship	A single lump-sum payment or up to 15 annual installments.
Beginning upon earlier of termination of service as a director or on a designated future date.
Immediate lump-sum payment (availability strictly limited).

Changes to Distribution Date and/or Number of Payments	You may change the distribution date to a date at least five years later than the date you originally selected, and/or change the number of payments. Your change will only be effective if you submit your request no later than one year before the earlier of the end of your service as a director or the distribution date you originally selected.

Taxes	Deferred compensation is taxable as ordinary income at the time of distribution. Rollover to an IRA, qualified plan or other nonqualified plan is not permitted.

Beneficiary	Upon your death, any existing account balances will be paid to your designated beneficiary or beneficiaries in a single lump sum.

Plan Funding	The Plan is a nonqualified, unfunded plan. Your accounts are maintained for recordkeeping purposes only.

MetLife Bank Non-Management Director Deferred Compensation Plan
The MetLife Bank Non-Management Director Deferred Compensation Plan (the “Plan”) allows eligible directors to defer receiving a portion of their retainer fees payable in cash for services in 2010 and thereafter, thereby deferring payment of federal and most state income taxes until a later date when the deferred payments are received. Deferrals count toward your share ownership guidelines as adopted by the MetLife Bank Board of Directors. Participation in the Plan is completely voluntary.
The Plan is a nonqualified plan that is unfunded and subject to the risks described in this document. Amounts credited to an account are solely for recordkeeping purposes. The Plan is not subject to protection under the Employee Retirement Income Security Act of 1974 (ERISA).
Eligibility
Members of the Board of Directors of MetLife Bank, N.A. (the “Board”) who are not employees of MetLife, Inc. or any of its affiliates (“Non-Management Directors”) are eligible to participate. In this Program Description, “you” refers to a director who is eligible to participate in the Plan.
Making a Deferral Election
Incumbent Directors — Prior to each year in which you receive retainer fees for services you provide as a Non-Management Director, you may defer all or a portion of the retainer fees payable as compensation for such services. Designations do not carry over from year to year; you must make a new designation each year.
New Directors — In general, you may defer all or a portion of your retainer fees for services in the calendar year you are appointed to the Board by submitting a deferral election by the earlier of:
•	the day before the first Directors meeting on or after the day of your appointment or,

•	the thirtieth (30th) day after your appointment.
If a Directors meeting occurs before the thirtieth (30th) day after your appointment and before you have filed a deferral election, then, at the discretion of the Plan Administrator, you may defer a prorated portion of your retainer fees. The proration will be determined according to the number of scheduled meetings for the year of your appointment. You must submit your deferral election no later than the thirtieth (30th) day after your appointment.
All Directors
To defer your cash compensation, you need to complete a deferral election form specifying:
•	The percentage of your cash retainer fees you want deferred into a Deferred Account (if you choose to defer any of your cash retainer fees, your deferral must equal at least $10,000 );

•	A future distribution date and number of payments for that Deferred Account (to be paid in cash).

Your deferral election form must be submitted during the enrollment period. If you submit an election form that does not specify when payment is to be made, payment will be made upon the termination of your service as a Non-Management Director. If you submit an election form that does not specify the number of installments in which payment should be made, payment will be made in a single lump sum.
Before making your elections, you may wish to consult a tax or personal financial advisor regarding all of the ramifications of deferral of compensation under Internal Revenue Code Section 409A and all other requirements under law for deferral of income taxation (“Legal Deferral Requirements”).
All deferrals are subject to the terms of this Plan.
Income Taxes
Deferred compensation is not subject to current taxation under federal and most state income tax laws at the time it is deferred. However, income and self-employment taxes will be due at the time payment is made. Consult your financial advisor with any questions regarding how and when you should make payment of your tax obligations arising from payments under the Plan. Note that amounts payable under the Plan may not be rolled-over into an IRA, qualified plan or other nonqualified plan.
Neither MetLife, Inc. nor any of its affiliates will be entitled to claim a tax deduction for any compensation (plus earnings) the payment for which is deferred under the terms of this Plan until the taxable period in which the payments are includible in the taxable income of a participant. The deduction can be claimed only in the amount that such income is included in such participant’s income.
Deferral Amounts
During the annual enrollment period, you may elect to defer all or a portion of your retainer fees payable in the following year for services as a director of MetLife Bank, N.A. If you choose to defer any of your cash retainer fees, you must defer at least $10,000.
Once you elect your deferral amount, you may not change it. You may, however, suspend deferrals in cases of extreme hardship as provided in the Plan. See “Hardship Exceptions,” below.
Deferred Compensation Accounts
If you defer any or all of your cash compensation, a Deferred Account in your name for that year’s deferrals will be established for recordkeeping purposes. You will receive account statements annually.
Your accounts will be credited effective on the date on which your retainer fees would have been payable had you not elected to defer receipt of such retainer fees.

Investment Tracking For Your Deferred Accounts
Investment tracking is used as a device for adjusting the value of your Deferred Accounts, from the time contributions are made until the time payments are made from your Deferred Accounts, based on fund performance. The exclusive investment tracking fund for amounts deferred under this Plan is the MetLife Common Stock Fund. This fund tracks the performance of MetLife, Inc. common stock, plus dividends on a reinvested basis.
The performance of the fund, and therefore the value of your Deferred Accounts, will fluctuate based on the price of MetLife, Inc. common stock, which is affected by market conditions and other factors, such as declared dividends. Returns are measured each day the relevant stock exchange is open. Your account will fluctuate based on the performance of the MetLife Common Stock Fund, in effect “mirroring” the performance of the stock. As a result, the value of your Deferred Account is anticipated to have a relatively high risk profile. However, your Deferred Account will not actually be invested in MetLife, Inc. common stock.
Your Deferred Account will be appropriately adjusted (as determined by the Governance Committee of the MetLife, Inc. Board, or its successor) in the event of any MetLife, Inc. common stock dividend, stock split, recapitalization (including, but not limited, to the payment of an extraordinary dividend), merger, consolidation, combination, or spin-off affecting MetLife, Inc. capitalization, distribution of MetLife, Inc. assets to holders of MetLife, Inc. common stock (other than ordinary cash dividends), exchange of shares, or other similar corporate change.
The Plan Administrator may change, eliminate or replace the investment tracking funds at any time. When the Plan Administrator makes such a change, you will be informed and you will be given an opportunity to change your investment tracking selections to the extent they are affected by the change.
Distribution Dates
For each of your Deferred Accounts you may choose to have your distributions begin either (1) on a specific date no less than three years after the year of deferral, or (2) upon the termination of your service as a Non-Management Director of MetLife Bank, N.A.. (the date of your termination of service will be determined in accordance with Legal Deferral Requirements). If you choose to receive your account on a specific date, your account will be paid to you on the earlier of (a) the date you selected, or (b) on the date of the termination of your service as a director.
Once you have designated a distribution date, you cannot change it except as described below under “Changing the Distribution Date And/Or Number of Payments.”
Number of Payments
You may elect to receive each of your account balances in either a single lump-sum payment or up to 15 annual installments. For each of your Deferred Cash Accounts, each annual installment will be a fraction of the account’s cash value with one being the numerator and the number of payments remaining being the denominator. For example, if you elect to receive 10 annual payments, the first payment is equal to 1/10th of the account; the second payment is equal to 1/9th of the account; and so on until final payment is made. For purposes of Legal Deferral Requirements, any payment option selected under this plan will be considered to be a single payment form of benefit.
Form of Payments
All payments from your Deferred Accounts will be paid in cash at the Closing Price of the MetLife Common Stock Fund on the date of payment.*
Changing the Distribution Date And/Or Number of Payments
For each of your Deferred Accounts you may make changes only once, at which time you may change either or both: (1) the date you have selected to receive payment of your deferred compensation to a date at least five (5) years later than your original selection; and/or (2) the number of payments you have chosen to receive (your change may increase or decrease the number of payments). You must make all changes to any particular account at the same time; provided, however, that your changes are only effective if you submit them no later than one year before the earlier of the original date you had selected for payment or the date your service as a Non-Management Director ends, and otherwise will not be effective. All changes will only be effective to the extent consistent with Legal Deferral Requirements.
Payment to Beneficiaries
If you die before your distributions begin or are completed, the balance in your accounts will be paid as a single lump sum to your beneficiary. If you have not designated a beneficiary, or your beneficiary (or beneficiaries) die(s) before you do, the balance in your accounts will be paid to your estate.
You may designate an individual, entity, trustee, or your estate as your beneficiary, and you may change your beneficiary at any time. Each beneficiary designation will apply to all of your deferrals under the Plan, and will supersede your previous beneficiary designations.
You may update or designate your beneficiary(ies) during each annual enrollment period. If you wish to change your beneficiary designations during the year you may do so by accessing the Plan recordkeeper’s website or by calling the Participant Service Center.
Loans
No loans may be taken from your accounts.

*	“Closing Price” means the closing price of a share of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of shares of MetLife Stock are quoted at the relevant time) on such date. In the event that there are no transactions of MetLife Stock reported on such tape (or such other system) on such date, Closing Price shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

Hardship Exceptions
In cases of extreme hardship, and consistent with Legal Deferral Requirements for deferral of income taxation, the Plan Administrator may suspend deferrals or make payments to you, reducing the value of your account. However, the total amount suspended and advanced cannot exceed the amount required to satisfy the financial consequences of the hardship and tax withholding requirements.
Unfunded, Unsecured Obligations of MetLife, Inc.
Deferrals under the Plan are unfunded and unsecured obligations of MetLife, Inc. Your rights are those of a general unsecured creditor of MetLife, Inc. The Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, but in no event will MetLife, Inc., any affiliate, or the Plan be liable for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements. The total amount of deferrals under the Plan will depend on participant elections. There are no fees charged to you for participation in the Plan.
Assignment
No assignment, hypothecation, or pledge of the right to receive the payment of amounts deferred or any other rights under the Plan may be made. The Plan does not provide for the creation of a lien on any account.
Qualified Domestic Relations Orders (“QDROs”)
Deferred compensation will be distributed or attached to the extent required by a QDRO.
Plan Administrator
The Plan is administered by a Plan Administrator who may establish, amend or rescind rules and regulations relating to the Plan. The Plan Administrator of this Plan is also the Plan Administrator of the Metropolitan Life Retirement Plan for U.S. Employees. The Plan Administrator acts through an individual who is an employee of an affiliate of MetLife, Inc. and an officer of one or more affiliates of MetLife, Inc. The Employee Benefits Committee of the Metropolitan Life Insurance Company appoints the Plan Administrator of the Retirement Plan, who serves until such time as the Committee appoints a new Plan Administrator.
To the extent consistent with law, including Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate the Plan at any time and for any reason. The Plan Administrator may not amend, modify or terminate the Plan in a way that will reduce the amount that has been accrued in your deferred compensation account prior to the effective date of the amendment, modification or termination.
The determinations and interpretations of the Plan made by the Plan Administrator shall be final, binding, and conclusive for all purposes under the Plan. The Plan Administrator may prescribe forms for participants to take action authorized or allowed under the Plan and may appoint agents and consult legal counsel and other professionals to assist in administration of the Plan. The Plan Administrator may, in his or her discretion, adjust the value of a deferred compensation account on a basis other than as prescribed in deferral or reallocation elections, including but not limited to the use of investment tracking funds other than the one currently applicable. The Plan Administrator will administer any claims under the Plan by following Section 503 of ERISA, any applicable regulations, and any other procedures the Plan Administrator adopts.
The Plan Administrator may reject or reform a deferral election on any lawful basis, and may conform any provision of the Plan to Legal Deferral Requirements. Where consistent with such requirements, the Plan Administrator may pay deferred compensation regardless of the participant’s election for payment at another time.
Additional Information
Additional information about the Plan will be provided to you from time to time. To the extent that information is part of a prospectus for the Plan, it will include a notice to that effect.
IN WITNESS WHEREOF, this MetLife Bank Non-Management Director Deferred Compensation Plan is hereby effective January 1, 2010.

MetLife, Inc.
By:

/s/ Steven J. Brash
Vice President and Tax Director – Steven J. Brash

Date:	August 31, 2009

Witness:	/s/ Angela Layne
Angela Layne